Exhibit 10.1

November 4, 2021

STRICTLY PRIVATE & CONFIDENTIAL

Dear Danny,

We have received your resignation letter dated November 3, 2021. This notification outlines the terms governing your transition services and termination of employment from Yum China Holdings, Inc. (the Company).

Termination Date

As mutually agreed, your effective termination date will be February 11, 2022, with last day of employment on February 10, 2022.

Discretionary Provisions

Subject to your acknowledging your acceptance of the terms of the Post-Termination Agreement (attached) and this letter and returning a signed copy of both documents to the Company by November 7, 2021 and the Compensation Committee’s final approval, the Company will provide you:

(1)

Discretionary Long Service Payment- In recognition of your long services with the Company and in accordance with the Hong Kong Employment Ordinance, you will be granted a payment of HK$15,000 per year of service x 25 (your actual years of service), subject to a total maximum of HK$390,000. As a result, you will be paid by July 2022 a net amount of HK$375,000. China Individual Income Tax (IIT), if any, will be borne by the Company. Should you subsequently receive any tax rebate on this payment, you agree that you will cooperate and return such rebate to the Company.

(2)	In consideration of executing the Post-Termination Agreement, a Release Payment in the amount of RMB10,000 (gross) will be paid within 60 days from your effective date of termination.

Non-compete and Non-solicitation

In accordance with the terms of the Restrictive Covenants Agreement dated February 26, 2020, you will be paid an amount equivalent to 5 times your average monthly salary in the past 12 months, total being HK$2,260,415, 50% of which will be paid to you in February 2022, and the remaining 50% in July, 2022. The payment after IIT withholding will be credited to your designated payroll bank account. Please refer to the attached Post-Termination Agreement for the terms including but not limited to the 1-year non-competition and 2-year non solicitation which you are required to comply.

2021 Yum China Leaders’ Bonus (YLB)

The full year 2021 YLB will be paid to you in February 2022 based on the actual Individual Factor and Team Factor results confirmed and approved by the Compensation Committee.

Hong Kong ORSO Provident Fund

The ORSO fund scheme is administered by Mercer Consulting. Yang Yiu (ext.8183) will provide you the necessary assistance in your application for the transfer / withdrawal of the vested ORSO Plan benefit from AIA.

Pro-rated 2022 Annual Leave

Please seek the approval of your manager in making proper arrangement to clear your outstanding leave, if any. Your 2022 pro-rated annual leave is 2 days.

Pro-rated 2022 Home Leave Passage Budget

You may utilize the prorated home leave budget RMB 5,600 by end April 2022

Company Housing

HR Admin will co-ordinate with you regarding the termination of the Company house lease, on a mutually agreed date.

Medical and Insurance Coverage

Your Group medical and life insurance benefit will be covered while you are under the employ of the company.

Long Term Incentive Plan - Stock Appreciation Rights (SAR)/ Restricted Stock Units (RSU)

You have the right to exercise, with pre-clearance from Legal pursuant to the Company’s trading policies, the vested YUMC SARS within 90 days from your last day of employment, i.e. February 10, 2022, after which such vested SARs will be forfeited. All outstanding SARs, RSUs & PSUs that are not vested as of your last employment date will be forfeited. Gains, if any, from LTI awarded after 2017 are subject to China IIT withholding, while gains realized from LTI granted in 2017 and before are subject to Hong Kong tax withholding under the grandfathered provision.

Part-time Advisory (February 15-July 31, 2022)

Subject to mutual agreement on / before February 1, 2022, a part-time advisory contract of no more than 8 hours per week is being considered for the period of February 15, 2022 to July 31, 2022. Your consulting fee for this period will be determined in conjunction with the other terms and conditions of the part-time Advisory Contract.

Repatriation

Repatriation will be administered in accordance with the Company’s policies.

On behalf of the management team, we would like to thank you for your past contributions. And we wish you the very best in your future endeavors.

Yours sincerely,

For and on behalf of Yum China Holdings, Inc.

/s/ Aiken Yuen

Aiken Yuen

Chief People Officer

______________________________________

Please acknowledge acceptance of the above terms by signing and returning the duplicate of this letter and the attached Post Termination Agreement to the undersigned by November 7, 2021

Acknowledged and accepted by:

s/s Danny Tan	2021.11.05
Danny Tan	Date

**Private & Confidential**

November 4, 2021

Yum China Holdings, Inc. Post Termination Agreement

Yum China Holdings, Inc. (“the Company”), and you, Danny Tan (“Employee”) agree that this Post-Termination Agreement (“Agreement”) sets out their complete agreement and understanding regarding the post-termination undertakings of the Employee in favor of the Company.

The Company and you agree that your employment with the Company will terminate on February 11, 2022 (“Termination Date”) with last employment date on February 10, 2022.

In consideration of the payment equivalent to 5 times your average gross monthly salary in the past 12 months in accordance with the terms of the Restrictive Covenant Agreement dated Feb 26, 2020, the Release payment of RMB 10,000 gross, the Long Service payment of HK$ 375,000 (net), you undertake to the Company as follows:

(a)

Non-Disclosure: you agree that at all times (notwithstanding the termination of your employment with the Company Group) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company Group, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential.  You understand that nothing contained in this agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission or any other federal/national, state/provincial or local/municipal governmental agency or commission (“Government Agencies”).  You further understand that this agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this agreement shall limit your ability under applicable United States federal law or the PRC law to (i) disclose in confidence trade secrets to any Government Agency or any of its officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

(b)

Non-compete and Non-solicitation: you agree that at any time during your employment by the Company Group and for the period of one (1) year following the termination of your employment (other than your termination in connection with a Change in Control of the Company, as contemplated in the Yum China Holdings, Inc. Change in Control Severance Plan (the “CIC Plan”), which will be governed by the terms of the CIC Plan), you shall not be engaged or interested (whether as principal, agent, consultant or otherwise) in any trade or business in the Mainland and Hong Kong Special Administrative Region of the People’s Republic of China you have been involved or with which you have been concerned as part of you employment with the Company Group and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as of the date of your termination of employment by the Company Group (i.e., the restaurant & delivery industry including, without limitation, Starbucks, luckin coffee (瑞幸咖啡), Costa (咖世家), Tim Hortons, Manner’s Coffee, 蜜雪冰城, Blue Bottles, %Arabica, HEYTEA (喜茶), Nayuki (奈雪的茶)，LELECHA (乐乐茶)，Modern China Tea Shop (茶颜悦色)，Pacific Coffee (太平洋咖啡)，Peet’s Coffee (皮爷咖啡)，Saturnbird Coffee (三顿半), Oatly (噢麦力), McDonalds’ (麦当劳/金拱门), DRIVE-THRU (麦当劳汽车餐厅), Burger King (汉堡王), Wendy’s (温蒂汉堡) , Carl’s Jr. (卡乐星), Dicos (德克士), Subway (赛百味), DO&ME (多美丽), Chick-fil-A (福乐鸡，小鸡汉堡)，WALLACE ! (华莱士), Shake Shack; Papa John’s (棒!约翰比萨饼), la cesar pizzeria (乐凯撒比萨), Pizza Marzano (比萨玛尚诺), Domino’s Pizza (达美乐), Champion Pizza (尊宝比萨)，Playking火焰薄饼, Mr. Pizza (米斯特比萨), Little Caesars Pizza (小凯撒披萨), Saizeriya (萨莉亚), ORIGUS (好伦哥)；Chipotle (墨氏烧烤), Olive Garden (橄榄园意大利餐厅), Popeyes Louisiana Kitchen (派派思路易斯安那厨房); Ajisen Raman (味千拉面), Zhen Kungfu (真功夫), YUNG HO KING (永和大王); Haidilao (海底捞), Xiabu Xiabu (呷哺呷哺), Little Lamb (小尾羊), By Faigo (小辉哥), Dolar Shop (豆捞坊), Happy Lamb (快乐小羊), Meituan (美团), Eleme (饿了么)，Koubei (口碑)，SF-Express (顺丰)，JDL (京东)，DADA (达达)). The list will be periodically reviewed and amended as and when deemed necessary.

You further agree that at any time during your employment by the Company Group and for the period of two (2) year following the termination of your employment with the Company Group, you shall not solicit or endeavor to entice away from the Company Group any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company Group), or any customer of the Company Group.

A lump sum equivalent to five (5) times of your average monthly salary in the past 12 months (“the Payment”) will be paid to you; provided, however that you shall not be entitled to the Payment in the event of your (i) termination in connection with a Change in Control of the Company, as contemplated by the CIC Plan or (ii) death. For avoidance of doubt, you shall be eligible only for any amount of the Payment that is in excess of any other post-termination non-compete compensation you may be entitled to under any of your other agreement with any member of the Company Group. The Payment, if any, after applicable IIT withholding, will be credited to your designated payroll bank account. The Company, where deemed appropriate and at its discretion, reserves the right to void or cease the non-compete provision, in part or in full, by providing you with no less than two-month advance notice.

Should you violate and/or fail to comply with the non-compete or non-solicitation terms in this section, you are required to pay the Company liquidated damages equivalent to 3 times the gross Payment stated in this section. If the total damage and/or cost to the Company (including but not limited to the loss of business, revenue and profit, and fees incurred in recouping the appropriate compensation from your) is higher than the amount of such liquidated damages, then the Company reserves the right to seek further compensation from you.

(c)

Non-Disparagement: you agree that at all times (notwithstanding the termination of your employment with the Company Group) not to do or say anything which criticizes or disparages the Company Group, its management practices, or products, which disrupts or impairs, or may disrupt or impair, the Company Group’s normal ongoing business operations; or which harms, or may harm, the Company Group’s reputations with its employees, customers, suppliers, government authorities, or the public.

(d)

Cooperation in Investigation and Litigation: you agree that at all times (notwithstanding the termination of your employment with the Company Group) that in the event that any member of the Company Group becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority or the Company is conducting an internal investigation, of any nature, related directly or indirectly to events that occurred during your employment and about which you have or may have personal knowledge, you agree that you will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company Group. In performing the obligations under this section, you agree that you will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict your ability to become employed by another employer or unreasonably interfere with such employment.

(e)

Release: By signing this Agreement and on receipt of the Release and other payment in connection with the Agreement, you agree, as the date hereof and as of the last day of your employment, to waive all rights and claims you may have for any personal or monetary relief arising from your employment with the Company, or the termination of employment with the Company.

Survival. The terms of this Agreement shall survive any termination of employment, and unless otherwise directly provided for in a superseding document, shall be deemed to survive any such superseding document with respect to periods prior to the effective date of such superseding document.

Other Agreements.  Notwithstanding the foregoing and any other language in this Agreement, this Agreement does not supersede or preclude the enforceability of any restrictive covenant provision contained in any prior agreement entered into by you with any member of the Company Group.  Further, no prior restrictive covenant supersedes or precludes the enforceability of any provision contained in this Agreement.

Successors and Assigns.  This Agreement shall be enforceable by you and your heirs, executors, administrators and legal representatives, and by the Company Group and its successors and assigns.

Amendment and Waiver.  The provisions of this Agreement may be amended or waived only by the written agreement of the Company and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

For and on behalf of		I, Danny Tan, confirm that I have read and
Yum China Holdings, Inc.		agreed to the terms outlined in this Agreement

s/s Aiken Yuan	2021.11.05	s/s Danny Tan	2021.11.05
Aiken Yuen	Date	Danny Tan	Date